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EXHIBIT 3.1

ARTICLES OF INCORPORATION
OF
HERBST GAMING, INC.

    KNOW ALL MEN BY THESE PRESENTS:

    That we, the undersigned, have this day voluntarily associated ourselves for the purpose of forming a Corporation under the laws of the State of Nevada, and we do hereby certify:

I

    The name of this Corporation is:

HERBST GAMING, INC.

II

    That the registered agent for the above Corporation is John Peter Lee, Ltd., 830 Las Vegas Blvd. South, Las Vegas, Nevada 89101. That the principal place or office of business of said Corporation shall be 830 Las Vegas Boulevard South, Las Vegas, Nevada 89101, County of Clark, and offices for the transaction of the business of said Corporation may be established in any other town or city in the State of Nevada, or in any other state or territory, where general offices for the transaction of the business of said Corporation and the holding of the meeting of the stockholders and of the Board of Directors of said Corporation may be established and maintained.

III

    That the objects, business and pursuits and the nature of the business or objects or purposes to be transacted, promoted or carried on by this Corporation are to do any and all things and exercise any and all powers which it might now or hereafter be lawful for the Corporation to do or to exercise under and pursuant to the act of the State of Nevada under which the Corporation is incorporated, or any act amendatory thereof or supplemental thereto that may be now or hereafter in force, or any other act that may be now or hereafter applicable to the Corporation.

IV

    That total authorized capital stock of the Corporation shall consist of 2,500 shares of no par common stock. All of the said stock is to be common stock and carry full voting power and the said shares shall be issued fully paid at such time as the Board of Directors may designate in exchange for cash, property or services, the stock of other Corporations, or other values, rights or things, and the judgment of the Board of Directors as to the value thereof shall be conclusive.

V

    The members of the governing board of the Corporation shall be styled Directors.

    The initial Board of Directors shall consist of three (3) members. The name and address of the initial member of the Board of Directors is as follows:

NAME	ADDRESS
EDWARD J. HERBST	5195 Las Vegas Boulevard South Las Vegas, Nevada 89119
TIMOTHY P. HERBST	5195 Las Vegas Boulevard South Las Vegas, Nevada 89119
TROY D. HERBST	5195 Las Vegas Boulevard South Las Vegas, Nevada 89119

  This (these) individual(s) shall serve as Director(s) until the first annual meeting of the shareholders or until her/him/their successor has been elected and qualified.

    The number of Directors may be increased or decreased by a duly adopted amendment to the By-Laws of the Corporation.

VI

    The names and addresses of the person incorporating are as follows:

NAME	ADDRESS
Lori G. Kivatisky	830 Las Vegas Boulevard South Las Vegas, Nevada 89101
Mary L. Boss	830 Las Vegas Boulevard South Las Vegas, Nevada 89101
Diane Powell	830 Las Vegas Boulevard South Las Vegas, Nevada 89101

VII

    A Director or Officer of the Corporation shall not be personally liable to this Corporation or its stockholders for damages for breach of fiduciary duty as a Director or Officer, but this article shall not eliminate or limit the liability of a Director or Officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) the unlawful payment of dividends. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a Director or Officer of the Corporation for acts or omissions prior to such repeal or modification.

VIII

    Every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was a Director or Officer of the Corporation, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss reasonably incurred or suffered by him in connection therewith.

    The indemnification provided in this Article shall continue as to a person who has ceased to be a Director, Officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

IX

    The capital stock, after the amount of the subscription price is paid in, shall be and remain non-assessable. The private property of the stockholders shall not be liable for the debts or liabilities of the corporation.

X

    The Corporation is to have perpetual existence.

    IN WITNESS WHEREOF, we have hereunto set our hands this 21st day of January, 199.

/s/ LORI G. KIVATISKY LORI G. KIVATISKY
/s/ MARY L. BOSS MARY L. BOSS
/s/ DIANE POWELL DIANE POWELL
STATE OF NEVADA	)
	)	ss:
COUNTY OF CLARK	)

    On this 21 day of January, 1997, personally appeared before me, a Notary Public in and for said County and State, Lori G. Kivatisky, Mary L. Boss and Diane Powell, known to me to be the persons described in and who executed the foregoing instrument and who duly acknowledged to me that they executed the same freely and voluntarily and for the uses and purposes therein mentioned.

/s/ BEVERLY POSEY Notary Public
NOTARY PUBLIC STATE OF NEVADA County of Clark BEVERLY POSEY
No. 96-1813-1 My Appointment Expires Feb. 13, 1999

STATE OF NEVADA

[STATE SEAL]

SECRETARY OF STATE

FILED IN THE OFFICE OF THE SECRETARY OF STATE OF THE STATE OF NEVADA

CERTIFICATE OF ACCEPTANCE OF APPOINTMENT BY RESIDENT AGENT

JAN 21 1997
NO.	C873-97
/s/ DEAN HELLER
DEAN HELLER, SECRETARY OF STATE

    IN THE MATTER OF HERBST GAMING, INC. I, John Peter Lee, Esq., with address at Suite      , Street 830 Las Vegas Boulevard South,, Town of Las Vegas, County of Clark, State of Nevada, hereby accept the appointment as Resident Agent of the above-entitled corporation in accordance with NRS 78.090

    FURTHERMORE, that the principal office in this state is located at Suite            , Street      830 Las Vegas Boulevard South, Town of Las Vegas, County of Clark, State of Nevada.

    IN WITNESS WHEREOF, I have hereunto set my hand this 21st day of January, 1997

JOHN PETER LEE, LTD.
/s/ JOHN PETER LEE, ESQ. Resident Agent
By:	John Peter Lee, Esq.

NRS 78.090 Except during any period of vacancy described in NRS 78.097, every corporation shall have a resident agent, who may be either a natural person or a corporation, resident or located in this state, in charge of its principal office. The resident agent may be a bank or banking corporation, or other corporation, located and doing business in this state. The certificate of acceptance must be filed at the time of the initial filing of the corporate papers.

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EXHIBIT 3.1